As filed with the Securities and Exchange Commission on 6
March, 1996

Registration No. 33-_____




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933


                                DEERE & COMPANY
        (Exact name of registrant as specified in its charter)

 Delaware
 (State or other jurisdiction of
 incorporation or organization)

36-2382580
(I.R.S. employer identification no.)


John Deere Road, Moline, Illinois  61265
(Address of Principal Executive Offices)

                        1991  JOHN DEERE STOCK OPTION PLAN
                              (Full title of the plan)

                              Frank S. Cottrell
                              Deere & Company
                              John Deere Road
                              Moline, Illinois 61265
                              309/765-4675
(Name and address and telephone number of agent for service)

                 Calculation of Registration Fee

Title of securities to be registered
Common Stock, $1 par value(3)

Amount to be registered
10,500,000 Shares

Proposed maximum offering price per share(1)
$39.1875

Proposed maximum aggregate offering price(1)
$411,468,750


Amount of registration fee(2)
$141,885.78


(1) Calculated in accordance with rules 457(c) and (h) on the basis of the average of high and low sales prices of the Common Stock on March 1, 1996 on the New York Stock Exchange.
(2)  1/29th of 1% of the maximum aggregate offering price.
(3) Pursuant to the registrant's Rights Agreement, as amended, each share of Common Stock includes a right to purchase certain shares of Preferred Stock which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock. In accordance with rule 429, the prospectus contained in this registration statement also relates to the securities registered on Form S-8 no. 33-44294.

PART II - INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed by Deere & Company (the
"Company") with the Securities and Exchange Commission (the
"Commission") (File No. 1-4121) are incorporated herein by reference:

          1. The Company's annual report on Form 10-K405 for the fiscal year ended October 31, 1995, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          2.   The Company's definitive proxy statement dated
January 12, 1996 filed in connection with its annual meeting held
February 28, 1996;

          3.   The Company's current reports on Form 8-K dated
November 30, 1995 and February 15, 1996;

          4. The description of the Company's common stock included in the Registration Statement on Form 8-B dated July 3,
1958, as amended on Form 8 dated February 17, 1981, including any amendment or report filed for the purpose of updating such description; and

          5.   The description of the Company's Preferred Stock
Purchase Rights included in the Registration Statement on Form
8-A dated December 14, 1987.

          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all the shares of the Company's Common Stock offered hereby have been sold or which deregisters all the shares of the Company's Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities.

          Not applicable.


Item 5.   Interests of Named Experts and Counsel.

          The validity of the shares offered under the Registration Statement is being passed upon for the Company by Frank S. Cottrell, Vice President, General Counsel and
Secretary of the Company. Mr. Cottrell is an executive officer and employee of the Company and, as such, participates in various benefit plans of the Company, including the 1991 John Deere Stock Option Plan. By reason of such participation, Mr. Cottrell owns, and holds shares and options to purchase shares of Common Stock of the Company.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Article SEVENTH of the restated certificate of incorporation of the Company provides in effect that the Company shall provide certain indemnification to such persons. Article NINTH of the restated certificate of incorporation of the Company eleminates the liability of a director to the Company or its stockholders for monetary damages for breaches of his or her fiduciary duty, provided that such liability does not arise from certain proscribed conduct.

     The Company has contracts of indemnification with its directors and officers providing that they shall be indemnified to the fullest extent permitted by law. The contracts also provide: (1) that, in the event of a change in control, determinations concerning indemnification shall thereafter be made by independent counsel, instead of the board of directors;
(2) that, if indemnification is not available, in whole or in part, contribution shall be paid by the Company in a proportion based upon the relative benefits to, and relative fault of, the Company and the director or officer in the action or inaction, and other equitable considerations; and (3) that any legal action, brought by or on behalf of the Company against any director or officer party to such contract, shall be brought within the shorter of two years from the date of accrual of such cause of action or the applicable period of limitations for such cause of action.

     The directors and officers of the Company are insured, under policies of insurance maintained by the Company within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.   Exemptions from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     4.1  Restated Certificate of Incorporation of the Company
(incorporated by reference to Exhibit 3.1 to the registrant's annual report on Form 10-K405 for the fiscal year ended October
31, 1995).

     4.2 By-Laws of the Company as Amended (incorporated by reference to Exhibit 3 to the registrant's quarterly report on Form 10-Q for the period ended July 31, 1995).

     4.3 Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock, dated December 18, 1987 (incorporatedby reference to Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the period ended April 30,
1993).

     4.4 1991 John Deere Stock Option Plan (incorporated by reference to the appendix to the registrant's definitive proxy statement dated January 12, 1996 filed in connection with its annual meeting held February 28, 1996).

     4.5  Form of Incentive Option Certificate.

     4.6  Form of Non-Statutory Option Certificate.

     5    Opinion and consent of Frank S. Cottrell, Esq.

     15   Not Applicable.

     23.1 Consent of Frank S. Cottrell, Esq. (included in Exhibit
5)

     23.2 Consent of Deloitte & Touche llp

     24   Power of Attorney (for amendments to this registration
statement included on signature page)

     28   Not Applicable.

Item 9.   Undertakings.

     (a)  Rule 415 Offering.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Undertaking Regarding Indemnification Provisions if
Filing of Registration Statement on Form S-8.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on 6 March 1996.

                            DEERE & COMPANY

                             By:  /s/ Hans W. Becherer
                             Hans W. Becherer
                             Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

     Each person signing below hereby appoints Hans W. Becherer, Joseph W. England and Frank S. Cottrell and each of them as his or her attorney-in-fact to execute and file such amendments to this registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to enable Deere & Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature                Title                         Date

/s/Hans W. Becherer      Chairman, Director and
Hans W. Becherer         Chief Executive Officer
                         (principal executive officer)

/s/Robert W. Lane        Senior Vice President,
Robert W. Lane           Principal Financial Officer
                         and Principal Accounting
                         Officer

/s/John R. Block         Director
John R. Block

/s/Leonard A. Hadley     Director                   6 March 1996
Leonard A. Hadley

/s/Regina E. Herzlinger  Director
Regina E. Herzlinger

/s/Samuel C. Johnson     Director
Samuel C. Johnson

/s/Arthur L. Kelly       Director                   6 March 1996
Arthur L. Kelly

/s/A. Santamarina V.     Director
A. Santamarina V.

/s/William A. Schreyer   Director
William A. Schreyer

/s/David H. Stowe, Jr.   Director
David H. Stowe, Jr.

/s/ J. R. Walter         Director
J. R. Walter

/s/ Arnold R. Weber      Director
Arnold R. Weber

                             INDEX TO EXHIBITS

Exhibit
Number                                                    Page


4.1  Restated Certificate of Incorporation of the Company
(incorporated by reference to Exhibit 3.1 to the registrant's annual report on Form 10-K405 for the fiscal year ended October
31, 1995).

4.2 By-Laws of the Company as Amended (incorporated by reference to Exhibit 3 to the registrant's quarterly report on Form 10-Q for the period ended July 31, 1995).

4.3  Certificate of Designation, Preferences and Rights of Series
A Participating Preferred Stock, dated December 18, 1987
(incorporated by reference to Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the period ended April 30,
1993).

4.4 1991 John Deere Stock Option Plan (incorporated by reference to the appendix to the registrant's definitive proxy statement dated January 12, 1996 filed in connection with its annual meeting held February 28, 1996).

4.5  Form of Incentive Option Certificate.                     10

4.6  Form of Non-Statutory Option Certificate.                 11

5    Opinion and consent of Frank S. Cottrell, Esq.            13

15   Not Applicable.

23.1 Consent of Frank S. Cottrell, Esq.
     (included in Exhibit 5)                                   13

23.2 Consent of Deloitte & Touche LLP                          14

24   Power of Attorney for amendments to this registration
statement (included on signature page).

28   Not Applicable.

                                                     Exhibit 4.5
DEERE & COMPANY
Incentive Stock Option
Nontransferable

(Employee name)                         Date of Grant:
(Employee unit)                         Number of Shares:
(City, State)                           Option Price per Share:

     Deere & Company (Company) grants this option (Option) to the above employee of the Company or a subsidiary (Optionee), pursuant to the 1991 John Deere Stock Option Plan (Plan). The Plan, as in effect on the date of this Option and as it may be amended from time to time, is incorporated in this Option by reference, and all rights granted by this Option are subject to the Plan. This Option is an "A" Option under the Plan and is intended as an Incentive Stock Option under Section 422 of the Internal Revenue Code as amended (IRC).

     This Option entitles the Optionee, in whole or from time to time in part, to purchase from the Company shares of its common stock, $1 par value (shares), in the maximum number and at the price per share set forth above.

     Except as otherwise provided in the Plan, this Option shall not be exercisable until one year from the date of grant, and subject to the provisions of this Option and the Plan (including but not limited to provisions relating to termination of employment), this Option shall be exercisable thereafter in whole or in any part from time to time until the expiration of ten years after the date of grant.

     This Option may be exercised by delivery of written notice to: Deere & Company,Board Committee on Compensation, John Deere Road, Moline,Illinois 61265-8098, USA (or such other address as may be specified by written notice to the Optionee), identifying this Option by date of grant and stating the number of Shares to be purchased. Such notice shall be accompanied by full payment in United States dollars or in shares of the Company at their fair market value on date of exercise, or both, for any shares purchased by exercise of the Option and shall be accompanied by this certificate. Exercise of this Option for the purchase of shares shall become effective upon receipt by the Company of written notice accompanied by payment in full for the shares to be purchased.

     Exercise of this Option will not be endorsed on this instrument, and all subsequent rights of exercise shall be limited to the number of shares for which the Option has not previously been exercised, regardless of the original number of shares appearing in this instrument.

Granted in Rock Island County, Illinois
DEERE & COMPANY

By ____________________________
Authorized Officer

                                                  Exhibit 4.6

DEERE & COMPANY
Non-statutory B Stock Option
Nontransferable

(Employee name)                         Date of Grant:
(Employee unit)                         Number of Shares:
(City, State)                      Option Price per Share:

Deere & Company (Company) grants this option (Option) to the above employee of the Company or a subsidiary (Optionee), pursuant to the 1991 John Deere Stock Option Plan (Plan). The Plan, as in effect on the date of this Option and as it may be amended from time to time, is incorporated in this Option by reference, and all rights granted by this Option are subject to the Plan.

This Option entitles the Optionee to purchase from the Company, in whole or from time to time in part, shares of its common stock, $1 par value (Shares), in the maximum number and at the price per Share set forth above.

Except as provided in the Plan, this Option shall not be exercisable until one year from the date of grant. Subject to the provisions of this Option and the Plan (including but not limited to provisions relating to termination of employment) this Option shall thereafter be exercisable until the expiration of ten years after the date of grant.

This Option may be exercised by delivery of written notice to:
Deere & Company, Stockholder Relations Department, John Deere Road, Moline, Illinois 61265-8098, USA (or such other address as may be specified by written notice to the Optionee), identifying this Option by date of grant and stating the number of Shares to be purchased. Such notice shall be accompanied by full payment in United States dollars or in Shares valued at their fair market value on date of exercise, or both, for any Shares purchased by exercise of the Option and shall be accompanied by this certificate. Alternatively, the Company can arrange the prompt resale of the Shares purchased by such exercise if so directed by the Optionee at the time of exercise, in which case a temporary interest-free loan will be advanced for such exercise by the Company, or such other party as the Company may approve, such loan to be repaid from the proceeds of such sale unless otherwise arranged. Exercise of this Option for the purchase of Shares shall become effective upon receipt by the Company of written notice accompanied by payment in full as described in the immediately preceding sentence.

Whenever an amount is required to be withheld by the Company under applicable tax laws in connection with the exercise of an Option, the Optionee may satisfy this obligation in whole or in part by electing (Election) to have the Company withhold Shares. The value of each withheld Share shall be the fair market value on the date that the amount of tax to be withheld shall be determined (Tax Date). Each Election is irrevocable and must be made prior to, or on, the Tax Date. The Committee on Compensation may disapprove of any Election or may suspend or terminate the right to make Elections.

If the Optionee is, or at any time within a period of less than the preceding six months was, a director or an executive officer of the Company subject to Section 16 of the 1934 Act, then
(1) no Election shall be effective for a Tax Date which occurs within six months of the grant of the Option, and (2) the Election must be made either (i) six months prior to the Tax Date, (ii) during an earnings release window period to take effect during that window period, or (iii) after a window period to take effect during the immediately following window period. An earnings release window period begins on the third business day and ends on the twelfth business day following the date of the first release for publication of each quarterly or annual summary of sales and earnings of the Company.

Exercise of this Option will not be endorsed on this instrument, and all subsequent rights of exercise shall be limited to the number of Shares for which the Option has not previously been exercised, regardless of the original number of Shares appearing in this statement.

Granted in Rock Island County, Illinois
DEERE & COMPANY

By ____________________________________________________
Authorized Officer

                                                     EXHIBIT 5

FRANK S. COTTRELL
Vice President,
General Counsel and Secretary


5 March 1996

Deere & Company
John Deere Road
Moline, Illinois  61265

Dear Sirs:

      10,500,000 Shares of Deere & Company Common Stock, $1 Par
Value

In connection with the proposed issuance of a maximum of 10,500,000 shares of Deere &
Company (Company) common stock (shares), $1 par value, upon the exercise of options which have been or may be granted under the 1991 John Deere Stock Option Plan (plan), I have examined or caused to be examined originals, or copies certified or otherwise identified to my satisfaction, of the plan, form of stock option certificates to be issued pursuant to the plan, and such other documents, corporate and other records, certificates and papers as I deemed necessary to examine for the purpose of this opinion.

Based upon such examination, it is my opinion as General Counsel to the Company that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the state of Delaware.

     2. Such of the 10,500,000 shares as may be issued in accordance with the plan and upon the exercise of options granted pursuant to it, will upon such issuance be legally issued, fully paid and non-assessable shares of Deere & Company common stock, $1 par value.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (Registration Statement) of the plan on Form S-8, and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,

/s/ Frank S. Cottrell
Frank S. Cottrell

FSC/mm

                                                    EXHIBIT 23.2





INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of the 1991 John Deere Stock Option Plan on Form S-8 of our report dated December 6, 1995, appearing in the Annual Report on Form 10-K of Deere & Company for the year ended October 31, 1995.









/s/  Deloitte & Touche llp

DELOITTE & TOUCHE LLP
Chicago, Illinois

March 5, 1996